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                                                                    EXHIBIT 4(g)

FARMERS NEW WORLD LIFE INSURANCE COMPANY(R)
INDIVIDUAL RETIREMENT ANNUITY AMENDMENT RIDER AND STATEMENT OF ELIGIBILITY

In connection with my application to Farmers New World Life Insurance Company for an Individual Retirement Annuity Plan, I agree that:

A. I have received a copy of the Farmers New World Life Disclosure Statement for Individual Retirement Plans.

     --or--

     I received the Disclosure Statement at the same time my policy was delivered to me as required by Internal Revenue Regulations. I may revoke my policy at any time within 10 days of receiving it.

B. I understand that payments made to my Individual Retirement Plan established under the terms of IRC section 408 shall be in cash or by check. Also, all payments except for rollover contributions described in IRC sections 402(c), 402(e)(6), 403(a)(4), 403(b)(8), 403(b)(10),
     408(d)(3), 457(e)(16) or Simplified Employee Pension (SEP) contributions described in IRC section 408(k), shall not exceed the following limits in any taxable year:

     (1) The annual limit for an Individual Retirement Annuity Plan (IRA) is the lesser of the Applicable Amount or 100 percent of the compensation included in my gross income for the taxable year. The Applicable Amount is equal to:

           a) $3,000 for any taxable year beginning in 2002 through 2004; $4,000 for any taxable year beginning in 2005 through 2007; and $5,000 for any taxable year beginning in 2008 and years thereafter. After 2008, the limit will be adjusted by the Secretary of the Treasury for cost-of-living increases under IRC section 219(b)(5)(C). Such adjustments will be in multiples of $500.

           b)     If I am 50 or older, the Applicable Amount is increased by:
                  $500 for any taxable year beginning in 2002 through 2005; and $1,000 for any taxable year beginning in 2006 and years thereafter.

     (2) The combined annual limit for IRAs for both myself and my non-working spouse is the lesser of (a) twice the Applicable Amount or (b) 100 percent of the working spouse's Compensation for the taxable year. However, the individual annual limit, for either the working spouse's IRA or the non-working spouse's IRA, may never exceed the Applicable Amount. My spouse and I must have separate IRAs.

     (3) Payments made on my behalf of my employer to a SEP are based on the first $200,000 of compensation, (as adjusted by the IRS for increases in the cost of living) and limited annually to the smaller of $40,000 or 25% of compensation.

No contribution will be accepted under a SIMPLE plan established by any employer pursuant to Code section 408(p). No transfer or rollover of funds attributable to contributions made by a particular employer under its SIMPLE plan will be accepted from a SIMPLE IRA, that is, an IRA used in conjunction with a SIMPLE plan, prior to the expiration of the 2-year period beginning on the date the individual first participated in that employer's SIMPLE plan.

For an IRA or a SEP IRA, compensation generally means wages, salaries, professional fees, or other amounts derived from or received for personal services actually rendered (including, but not limited to, commissions paid salesmen, compensation for services on the basis of a percentage of profits, commissions or insurance premiums, tips, and bonuses) and includes earned income, as defined in IRC section 401(c)(2) (reduced by the deduction the self-employed individual takes for contributions made to a self-employed retirement plan). For purposes of this definition, IRC section 401(c)(2) shall be applied as if the term trade or business for purposes of IRC section 1402 included service described in subsection (c)(6). Compensation does not include amounts derived from or received as earnings or profits from property (including but not limited to interest and dividends) or amounts not includable in gross income. Compensation also does not include any amount received as a pension or annuity or as deferred compensation. The term "compensation" shall include any amount includable in the individual's gross income under IRC section 71 with respect to a divorce or separation instrument described in subparagraph (A) or IRC section 71(b)(2).

I agree to the following modifications of the policy to which this Amendment Rider and Statement of Eligibility is attached.

THE FOLLOWING PROVISIONS WILL APPLY, AND ANY CONFLICTING PROVISIONS IN THE POLICY ARE APPROPRIATELY AMENDED:

1. You, the Payee/Annuitant, are the Owner of the policy at all times. The policy is for the exclusive benefit of you and your beneficiary(ies.)

2. The policy is nontransferable except to us on surrender or settlement. It may not be sold, assigned, discounted or pledged as collateral for a loan or as security for the performance of any obligation or for any other purpose. Ownership of the policy may not be transferred except in event of a divorce pursuant to a court order.

3. a) Notwithstanding any provision of this policy to the contrary, the distribution of your interest in the policy shall be made in accordance with the requirements of IRC section 408(b)(3) and the regulations thereunder, the provisions of which are herein incorporated by reference. If distributions are not made in the form of an annuity on an irrevocable basis (except for acceleration), then distribution of the interest in the policy (as determined under paragraph 4(c)) must satisfy the requirements of IRC section 408(a)(6) and the regulations thereunder, rather than paragraphs (b), (c) and (d) below and section 4.

     b) Your entire interest will commence to be distributed no later than the first day of April following the calendar year in which you attain age 70 1/2 (the "required beginning date") over (a) your life or the lives

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         of you and your designated beneficiary or (b) a period certain not extending beyond your life expectancy or the joint and last survivor expectancy of you and your designated beneficiary. Payments must be made in periodic payments at intervals of no longer than 1 year and must be either nonincreasing or they may increase only as provided in Q&As-1 and -4 of Section 1.401(a)(9)-6T of the Temporary Treasury Regulations. In addition, any distribution must satisfy the incidental benefit requirements specified in Q&A-2 of Section 1.401(a)(9)-6T.

     c) The distribution periods described in paragraph (b) above cannot exceed the periods specified in Section 1.401(a)(9)-6T of the Temporary Treasury Regulations.

     d) The first required payment can be made as late as April 1 of the year following the year you attain age 70 1/2 and must be the payment that is required for one payment interval. The second payment need not be made until the end of the next payment interval.

4. IF YOU DIE BEFORE YOUR ENTIRE INTEREST IN THE POLICY IS DISTRIBUTED, THE FOLLOWING DISTRIBUTION PROVISIONS SHALL APPLY:

     a) If you die on or after required distributions commence, the remaining portion of your interest will continue to be distributed under the method of distribution used before your death.

     b) If you die before required distributions commence, your entire interest will be distributed at least as rapidly as follows:

         (1) If your designated beneficiary is someone other than your surviving spouse, the entire interest will be distributed, starting by the end of the calendar year following the calendar year of your death, over the remaining life expectancy of your designated beneficiary, with such life expectancy determined using the age of the beneficiary as of his or her birthday in the year following the year of your death, or, if elected, in accordance with paragraph 4(b)(3) below.

         (2) If your sole designated beneficiary is your surviving spouse, the entire interest will be distributed, starting by the end of the calendar year following the calendar year of your death (or by the end of the calendar year in which you would have attained age 70 1/2, if later), over your spouse's life, or, if elected, in accordance with paragraph 4(b)(3) below. If your surviving spouse dies before required distributions commence to him or her, the remaining interest will be distributed, starting by the end of the calendar year following the calendar year of your spouse's death, over your spouse's designated beneficiary's remaining life expectancy determined using such beneficiary's age as of his or her birthday in the year following the death of your spouse, or, if elected, will be distributed in accordance with paragraph 4(b)(3) below. If your surviving spouse dies after required distributions commence to him or her, any remaining interest will continue to be distributed under the contract option chosen.

         (3) If there is no designated beneficiary, or if applicable by operation of paragraph 4(b)(1) or 4(b)(2) above, the entire interest will be distributed by the end of the calendar year containing the fifth anniversary of your death (or of your spouse's death in the case of your surviving spouse's death before distributions are required to begin under paragraph 4(b)(2) above).

         (4) Life expectancy is determined using the Single Life Table in Q&A-1 of Section 1.401(a)(9)-9 of the Treasury Regulations. If distributions are being made to your surviving spouse as the sole designated beneficiary, your spouse's remaining life expectancy for a year is the number in the Single Life Table corresponding to your spouse's age in the year. In all other cases, remaining life expectancy for a year is the number in the Single Life Table corresponding to your beneficiary's age in the year specified in paragraph 4(b)(1) or (2) and reduced by 1 for each subsequent year.

     c) The "interest" in the policy includes the amount of any outstanding rollover, transfer and recharacterization under Q&As-7 and -8 of
         Section 1.408-8 of the Treasury Regulations and, to the extent required by Treasury Regulations, the actuarial value of any other benefits provided under the policy, such as guaranteed death benefits.

     d) For purposes of paragraphs (a) and (b) above, required distributions are considered to commence on your required beginning date or, if applicable, on the date distributions are required to begin to your surviving spouse under paragraph (b)(2) above. However, if distributions start prior to the applicable date in the preceding sentence, on an irrevocable basis (except for acceleration) under an annuity contract meeting the requirements of Section 1.401(a)(9)-6T of the Temporary Treasury Regulations, then required distributions are considered to commence on the annuity starting date.

     e) If your sole designated beneficiary is your surviving spouse, your spouse may elect to treat the policy as his or her own IRA. This election will be deemed to have been made if your surviving spouse makes a contribution to the policy or fails to take required distributions as a beneficiary.

5.   Your entire interest in this policy is nonforfeitable.

6. Any refund of premiums (other than those attributable to excess contributions) will be applied before the close of the calendar year following the year of the refund toward the payment of additional premiums or the purchase of additional benefits.

7. Farmers New World Life shall submit any annual reports required by the Internal Revenue Code as well as Treasury Regulations issued regarding the status of this Individual Retirement Annuity and such information concerning required minimum distributions as is prescribed by the Commissioner of the Internal Revenue Service.

8. In the event of any conflict between provisions in this annuity and Treasury Regulations, the regulations will control.

9. We reserve the right to amend this annuity at any time to comply with requirements imposed upon SIMPLE Individual Retirement Plans under Treasury Regulations.

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I understand the purpose of this rider is to bring my policy into compliance with section 408(b) of the Internal Revenue Code of 1986, as amended. I agree to the provisions, conditions, and limitations of this rider.

_________________________                                 ______________________
Signature of Owner                                        Social Security Number

_________________________                                 ______________________
Address                                                   Date

Farmers New World Life Insurance Company has issued this rider as part of the policy to which it is attached effective as of the later of the date of issue of the policy or January 1, 2002.

                    FARMERS NEW WORLD LIFE INSURANCE COMPANY

/s/ C. Paul Patsis                             /s/ John R. Patton
-----------------------                        -------------------
    C. Paul Patsis                             John R. Patton
       President                                 Secretary

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